October 22, 2018

Stephen M. Kovzan
Chief Financial Officer
NIC Inc.
25501 West Valley Parkway
Suite 300
Olathe, KS 66061

       Re: NIC Inc.
           Form 10-K for the fiscal year ended December 31, 2017
           Filed February 22, 2018
           Form 10-Q for the quarterly period ended June 30, 2018
           Filed August 1, 2018
           File No. 000-26621

Dear Mr. Kovzan:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services